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                                                                    EXHIBIT 99.2

            SHARE PURCHASE AGREEMENT, dated May 10, 2001 (this "Agreement"), between Global TeleSystems, Inc., a corporation organized under the laws of the State of Delaware ("GTS"), and Global TeleSystems Europe B.V., a limited liability company organized under the laws of the Netherlands ("GTS Europe").

                              W I T N E S S E T H:

            WHEREAS, GTS owns 15,056,328 shares of the common stock, par value $0.01 per share (the "Common Stock"), of Golden Telecom, Inc., a corporation organized under the laws of the State of Delaware ("Golden Telecom");

            WHEREAS, GTS has entered into a Purchase Agreement, dated April 2, 2001 (the "Purchase Agreement"), by and among GTS, Alfa Telecom Limited (as the assignee of Alfa Bank Holdings Limited, "Alfa Telecom"), Capital International Global Emerging Markets Private Equity Fund, L.P. ("Capital Global"), Cavendish Nominees Limited ("Cavendish"), and First NIS Regional Fund SICAV (collectively, with Alfa Telecom, Capital Global and Cavendish, the "Buyers"), pursuant to which GTS has agreed to sell 12,195,122 shares (the "Sale Shares") of the Common Stock to the Buyers and grant an option to the Buyers to purchase 2,272,727 shares (the "Option Shares", and together with the Sale Shares, the "Shares") of the Common Stock on the terms and subject to the conditions set forth therein;

            WHEREAS, GTS wishes to sell the Shares to GTS Europe, and GTS Europe wishes to purchase the Shares from GTS;

            WHEREAS, in connection therewith, GTS wishes to assign all of its rights and obligations under the Purchase Agreement to GTS Europe;

            WHEREAS, immediately after the consummation of the transactions contemplated by this Agreement, GTS Europe will sell and Global TeleSystems Europe Holdings B.V., a limited liability company organized under the laws of the Netherlands ("GTS Holdings") will purchase the Shares, and, in connection therewith, GTS Europe will assign all of its rights and GTS Holdings will assume all of GTS Europe's obligations under the Purchase Agreement; and

            WHEREAS, pursuant to Section 8.2 of the Purchase Agreement, the Buyers have consented to such assignment;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:

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                                    ARTICLE I

                                PURCHASE AND SALE

            SECTION 1.01. Purchase and Sale of the Shares. On the date hereof, GTS hereby sells to GTS Europe, and GTS Europe hereby purchases from GTS, the Shares.

            SECTION 1.02. Purchase Price. The aggregate purchase price for the Shares is US$154,327,362.00 (the "Purchase Price"). The parties acknowledge that the Purchase Price shall be paid by GTS Europe through (i) a loan from GTS to GTS Europe in an amount (the "Loan Amount") that is the lesser of (a) $68,000,000 and (b) the amount of the Purchase Price that, together with all other indebtedness of Golden Telecom outstanding as of the date of this Agreement, would not exceed the net sum of plant, property and equipment set forth on the audited consolidated balance sheet of GTI as of December 31, 2000, under the Intercompany Loan Agreement among GTS, GTS Europe and Deutsche Bank AG London, as Security Trustee, and that such amount shall be treated as a Loan (as defined in the Intercompany Loan Agreement) thereunder, and (ii) an increase in the capital account of GTS in GTS Europe in an amount equal to the Purchase Price less the Loan Amount.

            Section 1.03. Deliveries by GTS. Simultaneously with the execution of this Agreement, GTS has delivered to GTS Europe certificates evidencing the Shares accompanied by valid stock powers duly executed in blank, in proper form for transfer.


                                   ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF GTS

            As an inducement to GTS Europe to enter into this Agreement GTS hereby represents and warrants as follows:

            SECTION 2.01. Organization, Authority and Qualification of GTS. GTS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, except where the failure to be so organized or have such power does not adversely affect the ability of GTS to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GTS, the performance by GTS of its obligations hereunder and the consummation by GTS of the transactions contemplated hereby have been duly authorized by all requisite action on the part of GTS. This Agreement has been duly executed and delivered by GTS, and (assuming in the case of this Agreement due authorization, execution and delivery by GTS Europe) this Agreement constitutes a legal, valid and binding obligation of GTS enforceable against GTS in accordance with its terms.

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            SECTION 2.02. Ownership of the Shares. GTS is the beneficial and record owner of the Shares, free and clear of all liens, encumbrances or any other charges, excluding those created under the Purchase Agreement or otherwise referred to in the Purchase Agreement. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of GTS Europe in the stock records of Golden Telecom, GTS Europe will own the Shares.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF GTS EUROPE

            SECTION 3.01. Authority. This Agreement has been duly executed and delivered by GTS Europe, and (assuming in the case of this Agreement due authorization, execution and delivery by GTS) this Agreement constitutes a legal, valid and binding obligation of GTS Europe enforceable against GTS Europe in accordance with its terms.

                                   ARTICLE IV

                                   ASSIGNMENT

            SECTION 4.01. Assignment and Assumption. GTS hereby assigns, transfers and conveys to GTS Europe, and GTS Europe hereby accepts and assumes, all right, title and interest GTS has in and with respect to, the Purchase Agreement and the Shareholders and Registration Rights Agreement, dated as of December 24, 1999, by and among Golden Telecom, GTS and Capital Global (the "Shareholders and Registration Rights Agreement"). GTS Europe hereby assumes and agrees to perform all of GTS's obligations and liabilities with respect to the Purchase Agreement and the Shareholders and Registration Rights Agreement. GTS further represents and warrants that it has full authority to make the foregoing assignment.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

            SECTION 5.01. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

            SECTION 5.02. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

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            SECTION 5.03. Severability. If any term or other provision of this
Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

            SECTION 5.04. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 5.05. Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

            SECTION 5.06. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            SECTION 5.07. Governing Law; Choice of Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of New York, County of New York and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

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            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers or representatives thereunto duly authorized.


                                    GLOBAL TELESYSTEMS, INC.

                                    By:   /s/ Grier C. Raclin
                                         -----------------------------
                                          Name:  Grier C. Raclin
                                          Title: Executive Vice President; CAO;
                                                 General Counsel; and Corporate
                                                 Secretary

                                    GLOBAL TELESYSTEMS EUROPE B.V.

                                    By:   /s/ Stephen Baus
                                         -----------------------------
                                          Name:  Stephen Baus
                                          Title: Member of Management Board